Exhibit 10.5

January 3, 2011

Cheval Holdings, Ltd.
Ann: Dale B. Chappell
PO Box 309 Ugland House
Grand Cayman, KY 1-1104
Cayman Islands

Ladies and Gentlemen:

In connection with that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 3 , 2011, by and among FCB I Holdings Inc. (“Holdings”), FCB I Acquisition Corp. and CPEX Pharmaceuticals, Inc. (“CPEX”), Footstar Corporation (“Footstar”) and Cheval Holdings, Ltd. (“Cheval”) hereby agree to the following terms regarding certain consulting and advisory services to be provided by Cheval:

(a)
A consulting and advisory fee (the “Consulting Fee”) in the annual amounts described in Schedule I to the this letter shall be paid to Cheval relating to the performance of services on CPEX’s patent technologies and their use, application, monetization and relicensing, to the extent funds are available to Holdings at the indicated times. The Consulting Fee shall be paid to an escrow account as specified by Cheval over which Cheval shall have sole investment authority; and shall be released to Cheval upon the earlier of (i) six years following the filing of the consolidated tax return by Footstar relating to the period for which such Consulting Fee was paid, to the extent such tax return was not audited by any governmental or regulatory agency and if so audited, it shall not be paid until such time as the audit is completed with no additional tax or penalty payments due, or (ii) the approval of Footstar’s Board. The Consulting Fee shall be paid to Cheval and shall not be terminated until the conclusion of the monetization of CPEX’s intellectual property, including the period during which royalties are received by any FCB Entity (as such term is defined in that certain Stockholders Agreement dated January 3 , 2011, by and among Footstar, Cheval and Holdings) with respect to the license of Testim® gel for testosterone replacement therapy or any other gel for testosterone replacement or dihydrotestosterone therapy, provided, however, the Consulting Fee shall terminate at anytime as the aggregate annual license fee income received by the FCB Entities is below $1,000,000 per annum (the “Fee Termination Date”). Payments shall be made no later than thirty (30) days following the end of each calendar year. Some or all of the funds in such escrow account may be reclaimed by Holdings to the extent necessary to provide an appropriate reserve, or to make payments, for taxes.

(b)
The Consulting Fee shall be paid by Footstar, but funded by dividends received by Footstar from Holdings and in an amount sufficient to cover the Consulting Fees. The fee shall only be paid to the extent funds are available at Holdings and so distributed to Footstar, and if such funds are not available and distributed, the cumulative fee shall be paid, without interest, at such time as the funds are available.

(c)
The Consulting Fee shall be paid through the Fee Termination Date in accordance with Schedule I to this letter agreement for each applicable calendar year set forth in Schedule I following the consummation of the Merger.

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If you are in agreement with the foregoing, please countersign this letter where indicated below.

Very truly yours,

FOOTSTAR CORPORATION

By:	/s/ Jonathan M. Couchman
Name:	Jonathan M. Couchman
Title:	Chief Executive Officer

Agreed to and accepted as of
January 3, 2011

CHEVAL HOLDINGS, LTD.

By:	/s/ Dale B. Chappell
Name:	Dale B. Chappell
Title:	Director

By:	/s/ Mary E. Chappell
Name:	Dale B. Chappell
Title:	Director

Schedule I

CONSULTING FEE

Period	Amount
2011	$1,000,000
2012	$750,000
2013	$750,000
2014	$500,000

2015 through the Fee Termination Date: $250,000